Exhibit 99.7

Orphai Therapeutics, Inc.

Financial Statements as of March 31, 2026 and

December 31, 2025 and for the Quarterly Periods

Ended March 31, 2026 and 2025

ORPHAI THERAPEUTICS, INC.

TABLE OF CONTENTS

Page
FINANCIAL STATEMENTS AS OF MARCH 31, 2026 AND DECEMBER 31, 2025
AND FOR THE QUARTERS ENDED MARCH 31, 2026 AND 2025:

Balance Sheets	1

Statements of Operations and Comprehensive Loss	2

Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit	3

Statements of Cash Flows	4

Notes to Financial Statements	5–23

ORPHAI THERAPEUTICS, INC.

BALANCE SHEETS

AS OF MARCH 31, 2026 AND DECEMBER 31, 2025

(UNAUDITED)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$430,980	$658,248
Deposits	15,000	15,000
Research and development tax credit receivable	—	12,822
Prepaid expenses	246,153	330,430
Miscellaneous receivables	5,100	5,100

Total current assets	697,233	1,021,600

Total assets	697,233	1,021,600

Liabilities, redeemable convertible preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$1,726,411	$1,533,558
Accrued expenses	619,520	449,207
Convertible Notes	10,446,729	8,492,726

Total current liabilities	12,792,660	10,475,491
Warrants	3,012,238	3,183,628

Total liabilities	15,804,898	13,659,119
Commitments and contingencies
Redeemable convertible preferred stock
Redeemable convertible preferred stock, $0.0001 par value—108,360,317 and 13,583,324 shares authorized as of March 31, 2026 and December 31, 2025, respectively. 28,923,770 and 10,836,011 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively and liquidation preference of $38,620,400 and $105,133,172 as of March 31, 2026 and December 31, 2025, respectively	35,911,831	102,006,774
Stockholders’ equity (deficit)
Common stock, $0.0001 par value—144,923,000 and 22,500,000 shares authorized as of March 31, 2026 and December 31, 2025, respectively. 8,341,383 and 397,753 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	477,810	398
Additional paid-in capital	78,463,435	12,366,487
Accumulated deficit	(129,960,741)	(127,011,178)

Total stockholders’ deficit	(51,019,496)	(114,644,293)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$697,233	$1,021,600

ORPHAI THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE QUARTERS ENDED MARCH 31, 2026 AND 2025

(UNAUDITED)

	March 31, 2026	March 31, 2025
Operating expenses:
Research and development	$1,410,346	$1,451,091
General and administrative	1,008,831	440,162

Total operating expenses	2,419,177	1,891,253

Loss from operations	(2,419,177)	(1,891,253)
Nonoperating income (expense):
Interest income	2,788	14,946
Change in fair value of notes	(946,481)	(128,880)
Change in fair value of warrants	397,318	84,560
Other income, net	15,989	16,028

Total nonoperating expense	(530,386)	(13,346)

Net loss and comprehensive loss	$(2,949,563)	$(1,904,599)

ORPHAI THERAPEUTICS, INC.

STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE QUARTERS ENDED MARCH 31, 2026 AND 2025

(UNAUDITED)

			Stockholders’ Deficit
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid- in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
December 31, 2024	10,836,011	$102,006,774	397,749	$398	$12,161,938	$(115,719,965)	$(103,557,629)
Common stock issued upon exercise stock options	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	42,421	—	42,421
Net loss	—	—	—	—	—	(1,904,599)	(1,904,599)

March 31, 2025	10,836,011	$102,006,774	397,749	$398	$12,204,359	$(117,624,564)	$(105,419,807)

December 31, 2025	10,836,011	$102,006,774	397,749	$398	$12,366,487	$(127,011,178)	$(114,644,293)
Issuance of common stock for the conversion of preferred shares	(7,943,633)	(66,094,943)	7,943,634	477,412	65,617,532	—	66,094,944
Exchange of Series C preferred shares for Series 1-C preferred shares	(803,080)	—	—	—	—	—	—
Exchange of Series D preferred shares for Series 1-D preferred shares	(571,426)	—	—	—	—	—	—
Exchange of Series E preferred shares for Series 1-E preferred shares	(1,517,872)	—	—	—	—	—	—
Issuance of Series 1-C Preferred shares for the conversion of Series C Preferred shares	8,030,790	—	—	—	—	—	—
Issuance of Series 1-D Preferred shares for the conversion of Series D Preferred shares	5,714,250	—	—	—	—	—	—
Issuance of Series 1-E Preferred shares for the conversion of Series E Preferred shares	15,178,730	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	479,416	—	479,416
Net loss	—	—	—			(2,949,563)	(2,949,563)

March 31, 2026	28,923,770	$35,911,831	8,341,383	$477,810	$78,463,435	$(129,960,741)	$(51,019,496)

ORPHAI THERAPEUTICS, INC.

STATEMENT OF CASH FLOWS

FOR THE QUARTERS ENDED MARCH 31, 2026 AND 2025

(UNAUDITED)

	March 31, 2026	March 31, 2025
Cash flows from operating activities:
Net loss	$(2,949,563)	$(1,904,599)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	—	347
Change in fair value of convertible notes and warrants	549,163	44,320
Stock-based compensation expense	479,416	42,421
Changes in operating assets and liabilities:
Prepaid expenses	84,277	52,842
R&D tax credit receivable	12,822	—
Accounts payable	192,853	245,074
Accrued expenses	170,313	540,326

Net cash used in operating activities	(1,460,719)	(979,269)

Cash flows from financing activities:
Proceeds from issuance of convertible notes	1,233,451	—

Net cash provided by financing activities	1,233,451	—

Net decrease in cash and cash equivalents	(227,268)	(979,269)
Cash and cash equivalents, beginning of year	658,248	2,220,979

Cash and cash equivalents, end of year	$430,980	$1,241,710

ORPHAI THERAPEUTICS, INC.

NOTES TO THE FINANCIAL STATEMENTS

(UNAUDITED)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Orphai Therapeutics, Inc. (the “Company”), formerly known as AI Therapeutics, Inc., and LAM Therapeutics, Inc., was incorporated as a Delaware corporation on March 4, 2013. The Company is a clinical-stage biopharmaceutical company developing a novel disease modifying therapeutic to address the significant unmet medical need associated with pulmonary disorders with few, if any, treatment options available. The Company is currently developing LAM-001 for the treatment of pulmonary hypertension associated with interstitial lung disease (PH-ILD), bronchiolitis obliterans syndrome (BOS), and sarcoidosis associated pulmonary hypertension (SAPH).

Liquidity and Going Concern—The accompanying financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Since its inception, the Company has generated no revenue and has funded its operations primarily through the issuance of preferred stock and convertible promissory notes to private investors. The Company has incurred recurring operating losses and negative cash flows from operations since inception, including a net loss of $2,949,563 for the three months ended March 31, 2026, and had an accumulated deficit of $129,960,741 as of March 31, 2026. The Company expects to continue to incur operating losses and negative cash flows from operations for the foreseeable future as it continues to advance its research and development activities.

The Company’s existing cash and cash equivalents were not sufficient to fund its planned operations and satisfy its obligations as they became due for a period of at least twelve months from the date these financial statements are available to be issued. Accordingly, management determined that conditions existed that raised substantial doubt about the Company’s ability to continue as a going concern.

In order to mitigate these conditions, on May 18, 2026, the Company was acquired by Quince Therapeutics, Inc. (“Quince”). Concurrent with the closing of the merger, Quince completed a private placement financing that generated gross proceeds of approximately $115,000,000 through the issuance of Quince Series C Convertible Preferred Stock and related warrants (see Note 10, Subsequent Events). In connection with the merger, holders of the Company’s equity securities received Quince common stock and Quince Series C Convertible Preferred Stock, the Company’s outstanding convertible notes converted into equity immediately prior to the effective time of the Merger in accordance with their terms, and the Company’s outstanding options and warrants were assumed or exchanged for corresponding Quince equity instruments.

The Quince Series C Convertible Preferred Stock issued in the merger and the private placement financing are convertible into Quince common stock upon receipt of the requisite stockholder approval under applicable Nasdaq listing rules. Under the terms of the Certificate of Designation, if Quince fails to obtain the required stockholder approval or otherwise fails to timely deliver shares of common stock upon conversion following the applicable trigger date, which is the date on which the Series C Preferred

Stock becomes convertible following receipt of the required stockholder approval, holders of the Series C Convertible Preferred Stock are entitled to require Quince to make cash payments based on the value of the undelivered shares. As a result, the Company concluded that the proceeds received from the private placement financing cannot be relied upon to mitigate the conditions that raised substantial doubt because the availability of those proceeds is subject to conditions that are not entirely within the Company’s control. Management’s plan to convert the Series C Convertible Preferred Stock into common stock and therefore remove the requirement to make cash payment based on the value of the undelivered shares is the execution of a stockholder proxy vote set to take place in or around September 2026. Accordingly, the Company concluded that substantial doubt about the Company’s ability to continue as a going concern continues to exist within one year after the date these financial statements are available to be issued.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The accompanying financial statements should be read in conjunction with the audited financial statements and related notes thereto for the year ended December 31, 2025. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Reverse Stock Split—In February 2026, the Company effected a 1-for-10 reverse stock split of its common stock. Accordingly, all stockholders of record received one issued and outstanding common share in exchange for ten outstanding common shares. No fractional shares were issued in connection with the reverse split, and any fractional shares were rounded to the nearest whole share. All share and per-share amounts in these financial statements have been retroactively adjusted to reflect the reverse stock split for all periods presented.

Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents. At March 31, 2026 and December 31, 2025, substantially all the Company’s cash and cash equivalents were invested in money market funds at one financial institution. The Company also maintains balances in various operating accounts above federally insured limits. The Company has not experienced any losses on such accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Use of Estimates—The preparation of the financial statements in conformity with US GAAP requires the Company to make estimates and assumptions about future events that affect the amounts reported in its financial statements and accompanying notes. Future events and their effects cannot be determined with certainty. On an ongoing basis, management evaluates these estimates and assumptions. Significant estimates and assumptions include assumptions underlying the fair value used in the calculation of the stock-based compensation, the fair value of warrants and fair values of convertible notes. In addition, management makes assumptions related to work completed but not yet billed by third party vendors to calculate prepaid and accrued expenses.

Cash and Cash Equivalents—All highly liquid investments purchased with a maturity of three months or less are cash equivalents. As of March 31, 2026 and December 31, 2025, cash and cash equivalents consist of bank depository accounts and money market funds.

Research and Development Tax Credit Receivable—Research and development tax credit receivable includes monies to be received from the State of Connecticut for research and development tax credits. These research and development tax credits are exchanged for a cash refund and are typically collected within one year from the date the tax return is filed with the state. The credits are recognized as an offset to research and development expenses in the statements of operations and comprehensive loss in the annual period the corresponding expenses were incurred.

Research and Development—Research and development expenses are composed of costs incurred in performing research and development activities, including personnel salaries, benefits, and equity-based compensation; external research and development expenses incurred under arrangements with third parties, such as contract research organization agreements, investigational sites, and consultants; the cost of developing and manufacturing clinical study materials, program regulatory costs, expenses associated with obligations under asset acquisitions, license agreements, and other direct and indirect costs. Costs incurred in connection with research and development activities are expensed as incurred. Costs are considered incurred based on an evaluation of the progress to completion of each contract using information and data provided by the respective vendors, including the Company’s clinical sites. Depending upon the timing of invoicing by the service providers, the Company recognizes prepaid expenses or accrued expenses related to these costs. These prepaid expenses or accrued expenses are based on management’s estimates of the work performed under service agreements, milestones achieved, and experience with similar contracts. The Company monitors each of these factors and adjusts estimates accordingly.

Convertible Notes and Warrant Liabilities—The Company has elected the fair value option under Accounting Standards Codification (“ASC 825”), Financial Instruments, for its convertible notes. The fair value option was elected because the convertible notes contain embedded features and contingent settlement provisions that could otherwise require bifurcation and separate accounting. The election results in a single measurement attribute for the entire convertible notes and eliminates the need to separately account for embedded features and contingent settlement provisions. Accordingly, transaction costs incurred upon issuance of the convertible notes are recognized as incurred in the statements of operations and comprehensive loss.

Convertible notes are initially measured at fair value upon issuance and subsequently remeasured to fair value at each reporting date, with changes in fair value recognized in the statements of operations and comprehensive loss within non-operating expense. The Company has elected to report changes in fair value attributable to the accrual of contractual interest as part of the overall change in fair value recognized in earnings. Accordingly, contractual interest is not presented separately as interest expense.

The fair value of the convertible notes is estimated using scenario-based valuation techniques that considered the probability of financing, conversion, redemption and other settlement scenarios. Significant assumptions include the expected timing and probability of such scenarios, market participant discount rates, contractual terms and other relevant market participant assumptions. Changes in fair value, including those attributable to changes in instrument-specific credit risk, are recognized in the period incurred. Because the valuation incorporates significant unobservable inputs, the fair value measurement of the convertible notes is classified within Level 3 of the fair value hierarchy. The valuation of the convertible notes incorporates market participant assumptions regarding instrument-specific credit risk as one of several unobservable inputs used in estimating fair value. Changes in market participant credit risk remained relatively stable during the periods presented and changes in the fair value of the convertible notes were driven primarily by revisions to probability-weighted financing and liquidity-event assumptions, contractual terms, and expected timing of future events rather than changes in instrument-specific credit risk. Accordingly, the Company concluded that changes attributable solely to instrument-specific credit risk were not material for the changes in fair value for the three months ended March 31, 2025 and March 31, 2026, respectively. Additional information regarding the Company’s fair value measurements, including significant assumptions used in the valuation of the convertible notes, is included in Note 3, Fair Value Measurements.

The Company accounts for certain freestanding warrants as liabilities in accordance with ASC 480, Distinguishing Liabilities from Equity, because the warrants are exercisable into preferred stock that is redeemable upon the occurrence of events not solely within the Company’s control. Warrant liabilities are initially measured at fair value upon issuance and subsequently remeasured to fair value at each reporting date, with changes in fair value recognized in the statements of operations and comprehensive loss within non-operating expense.

The fair value of the warrant liabilities is determined using valuation methodologies that incorporate probability-weighted financing, conversion, redemption and other liquidity-event scenarios, together with assumptions regarding the expected timing and probability of each scenario, required market participant discount rates and other relevant inputs. Because the valuation incorporates significant unobservable inputs, the fair value measurement of the warrant liabilities is classified within Level 3 of the fair value hierarchy.

Additional information regarding the valuation methodologies, significant assumptions, fair value hierarchy classifications and changes in fair value is included in Note 3, Fair Value Measurements. For the convertible notes, Note 5 also includes the relationship between the aggregate fair value and the unpaid principal balance as required by ASC 825.

Redeemable Convertible Preferred Stock—The redeemable convertible preferred stock is recorded outside of permanent equity because while it is not mandatorily redeemable, in certain events which are not solely within the Company’s control, such as a merger, acquisition, or sale of all or substantially all of the Company’s assets (each, a “Deemed Liquidation Event”), the redeemable convertible preferred stock may become redeemable. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to its liquidation value because a deemed liquidation event obligating the Company to pay the liquidation preferences to holders of shares of redeemable convertible preferred stock is not probable of occurring as of March 31, 2026. Subsequent adjustments to the carrying values of redeemable convertible preferred stocks to the liquidation value will be made only when it becomes probable that such a deemed liquidation event will occur.

Stock-Based Compensation—The measurement of stock-based compensation expense is based on the estimated fair value of the awards on the date of grant.

The Company recognizes stock-based compensation expense for stock option grants with only service conditions on a straight-line basis over the requisite service period of the individual grants, which is generally the vesting period. Generally, stock options fully vest four years from the grant date and have a term of 10 years.

The Company recognizes the effect of forfeitures in stock-based compensation expense based on actual forfeitures when they occur.

The fair value of the shares of common stock underlying stock options has historically been determined by the board of directors (the “Board”), with input from management and contemporaneous third-party valuations, as there was no public market for the common stock. Given the absence of a public trading market for the Company’s common stock, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, the Board exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of the Company’s common stock at each option grant date.

Income Taxes—The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If it is determined that the Company would be able to realize these deferred tax assets in the future in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process: (1) determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

Accounting Standards Updates - Recently Adopted—In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which focuses on the rate reconciliation and income taxes paid. ASU No. 2023-09 requires a public business entity (PBE) to disclose, on an annual basis, a tabular rate reconciliation using both percentages and currency amounts, broken out into specified categories with certain reconciling items further broken out by nature and jurisdiction to the extent those items exceed a specified threshold. In addition, all entities are required to disclose income taxes paid, net of refunds received disaggregated by federal, state/local, and foreign and by jurisdiction if the amount is at least 5% of total income tax payments, net of refunds received. For PBEs, the new standard is effective for annual periods beginning after December 15, 2024, with early adoption permitted. For entities other than PBEs, the requirements will be effective for annual periods beginning after December 15, 2025. An entity may apply the amendments in this ASU prospectively by providing the revised disclosures for the period ending December 31, 2025 and continuing to provide the pre-ASU disclosures for the prior periods, or may apply the amendments retrospectively by providing the revised disclosures for all period presented. The Company has adopted ASU 2023-09 for the year ended December 31, 2025. The adoption of ASU 2023-09 had no impact to the Company’s financial position, results of operations, or cash flows.

Accounting Standards Updates - Not Yet Adopted—In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income (Subtopic 220-40): Expense Disaggregation Disclosures. This update requires entities to disaggregate operating expenses into specific categories, such as salaries and wages, depreciation, and amortization, to provide enhanced transparency into the nature and function of expenses. Accounting Standards Update 2024-03 is effective for fiscal years beginning after December 15, 2026, with early adoption permitted. Accounting Standards Update 2024-03 may be applied retrospectively or prospectively. The Company is evaluating the disclosure requirements related to the new standard.

In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Accounting for and Disclosure of Software Costs (“ASU 2025-06”), which amends certain aspects of the accounting for and disclosure of internal-use software costs. ASU 2025-06 is effective for annual reporting periods beginning with the year ending December 31, 2028, with early adoption permitted. The Company is evaluating the effect that adoption of ASU 2025-06 will have on its financial statements and related disclosures.

The Company does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material impact on our financial statements or disclosures

3.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair value.

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

•	Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

•

Level 2—Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

•	Level 3—Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Cash and cash equivalents consist primarily of money market funds, which are measured at fair value using quoted prices in active markets and are therefore classified as Level 1 within the fair value hierarchy. The carrying values of the Company’s prepaid expenses, accounts payable and accrued expenses approximate their fair values due to their relatively short maturity periods. The Company has elected the fair value option for its convertible notes, which are remeasured at fair value at each reporting date, and classified within Level 3 of the fair value hierarchy because the valuation incorporates significant unobservable inputs, including assumptions regarding expected timing and probability of financing and liquidity events, market participant discount rates, and instrument-specific credit risk. Warrant liabilities are also measured at fair value on a recurring basis and are classified within Level 3 of the fair value hierarchy because their valuation similarly incorporates significant unobservable inputs.

There were no transfers between fair value measurement levels during the period ended March 31, 2026.

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis for recognition or disclosure purposes as of March 31, 2026 and December 31, 2025 by level within the fair value hierarchy.

	March 31, 2026
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$244,340	$—	$—	$244,340

Total assets	$244,340	$—	$—	$244,340

Liabilities:
Convertible notes	$—	$—	$10,446,729	$10,446,729
Warrants	—	—	$3,012,238	3,012,238

Total liabilities	$—	$—	$13,458,967	$13,458,967

	December 31, 2025
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$458,038	$—	$—	$458,038

Total assets	$458,038	$—	$—	$458,038

Liabilities:
Convertible notes	$—	$—	$8,492,726	$8,492,726
Warrants	—	—	$3,183,628	3,183,628

Total liabilities	$—	$—	$11,676,354	11,676,354

The convertible notes and warrant liabilities are classified within Level 3 of the fair value hierarchy because their valuations incorporate significant unobservable inputs. Refer to Note 2, Summary of Significant Accounting Policies, for a discussion of the valuation methodologies and significant assumptions used in estimating fair value.

The following table presents the changes in the Company’s Level 3 financial liabilities measured at fair value on a recurring basis as of March 31, 2025 and March 31, 2026:

Fair Value of Liabilities	Convertible Notes	Warrants
Balance at December 31, 2024	$2,462,714	$863,694
Change in fair value	128,880	(84,560)

Balance at March 31, 2025	$2,591,595	$779,134

Fair Value of Liabilities	Convertible Notes	Warrants
Balance at December 31, 2025	$8,492,726	$3,183,628
Initial recognition at fair value	1,007,522	225,928
Change in fair value	946,481	(397,318)

Balance at March 31, 2026	$10,446,729	$3,012,238

Because the convertible notes and warrants, are accounted for as separate units of account and each measured at fair value, the aggregate fair value of the instruments issued at inception exceeded the cash proceeds received. There were no issuances of convertible notes during the quarter ended March 31, 2025. For the convertible notes issued during the quarter ended March 31, 2026, the Company recognized a loss at issuance within non-operating expense, net. The aggregate initial fair value of the convertible notes and warrants exceeded the cash proceeds received by $708,618, which a $578,822 loss was recorded in the change in fair value of notes and a $129,796 loss was recorded within change in fair value of warrants within non-operating expense, net upon issuance in the accompanying statements of operations and comprehensive loss.

The following table presents the significant assumptions related to the change in fair value for the Convertible Notes and Warrants for the three months ended March 31, 2026 and March 31, 2025:

	March 31, 2026	March 31, 2025
Time to Next Equity Financing (in years)	0.00 - 0.17	1.53 - 1.78
Probability of Next Equity Financing	0.0 - 75.0%	30.0%
Discount rate	37.2 - 38.6%	36.6 - 38.2%

4.	BALANCE SHEET COMPONENTS

Prepaid Expenses

Prepaid expenses consist of the following:

	March 31, 2026	December 31, 2025
Prepaid research and development expenses	$76,580	$127,317
Prepaid clinical study expenses	68,783	74,438
Prepaid insurance	36,179	51,684
Other prepaid expenses	64,611	76,991

Total	$246,153	$330,430

Accrued Expenses

Accrued expenses consist of the following:

	March 31, 2026	December 31, 2025
Accrued research and development expenses	$162,752	$273,503
Accrued professional services	191,018	155,704
Accrued compensation	241,736	—
Accrued other liabilities	24,014	20,000

Total	$619,520	$449,207

5.	CONVERTIBLE NOTES AND WARRANTS

In October 2024, the Company entered into a Convertible Note and Warrant Purchase Agreement pursuant to which it issued convertible promissory notes with an aggregate principal balance of $2,750,000 (the “2024 Convertible Notes”), which had a contractual maturity date of October 11, 2026. The notes accrued interest at 4.21% per annum and were convertible into equity securities of the Company upon the occurrence of certain financing, liquidity, maturity, and other specified events. Concurrently with the issuance of the 2024 Convertible Notes, the Company issued freestanding warrants to purchase equity securities of the Company. The Company elected the fair value option under ASC 825 for the 2024 Convertible Notes upon issuance. Accordingly, the 2024 Convertible Notes are recorded at fair value at issuance and remeasured to fair value at each reporting date, with changes in fair value recognized in earnings. The Company has elected to present changes in fair value, including amounts attributable to accrued interest, non-operating expense, net. Because the 2024 Convertible Notes and warrants are accounted for as separate units of account and each measured at fair value, the aggregate fair value of the instruments issued at inception exceeded the cash proceeds received. As a result, the Company recognized a loss within change in fair value of non-operating expense, net. The aggregate initial fair value of the 2024 Convertible Notes and warrants exceeded the cash proceeds received by $516,635, which a $366,444 loss was recorded in the change in fair value of notes and a $150,191 loss was recorded within change in fair value of warrants within non-operating expense net upon issuance.

June 2025 Exchange

In June 2025, the Company exchanged the outstanding 2024 Convertible Notes for newly issued convertible notes (the “June 2025 Exchange”). The amended instruments (the “2025 Convertible Notes”) modified several key economic terms, including increasing the financing-event payout multiple from 1.0x to 1.43x, increasing the liquidation-event payout multiple from 3.0x to 4.0x, revising conversion mechanics through the introduction of valuation cap and discount-based features, and modifying certain conversion and liquidation participation rights.

The Company evaluated the June 2025 Exchange under ASC 470-50 and concluded that the amendments significantly modified the economics of the Convertible Notes, including revised financing and liquidation payout multiples, revised conversion pricing mechanics and enhanced participation rights. Accordingly, the June 2025 Exchange was accounted for as an extinguishment under ASC 470-50.

In connection with the June 2025 Exchange, the Company recognized a loss on exchange of $1,501,535 representing the difference between the fair value of the 2025 Convertible Notes and the carrying value of the 2024 Convertible Notes. The Company concluded that the 2025 Convertible Notes remained eligible for the fair value option under ASC 825 as the amended conversion feature did not represent a substantial premium and elected the fair value option upon initial recognition for all 2025 Convertible Notes, including those issued in the June 2025 Exchange and those issued to investors in separate financing transactions. Accordingly, the Company continued to apply the fair value option, and no portion of the instruments was classified within stockholders’ deficit. The 2025 Convertible Notes were accounted for as a continuation of the 2024 Convertible Notes. Accordingly, any fees or other amounts exchanged directly between the Company and the noteholders as part of the modification adjusted the carrying amount of the Convertible Notes and third-party costs were recognized as expense as incurred. As of December 31, 2025, the 2025 Convertible Notes had a contractual maturity date of January 31, 2026 and were therefore classified as current liabilities in the accompanying balance sheet.

Subsequent Amendments and February 2026 Exchange

Following the June 2025 Exchange, the Company entered into a series of amendments to the convertible notes and related warrants. These amendments primarily consisted of maturity extensions and modifications to warrant coverage. The Company concluded that these amendments did not introduce new settlement outcomes or fundamentally change the economic characteristics of the convertible notes and therefore accounted for such amendments as modifications. Accordingly, the existing carrying value of the 2025 Convertible Notes was retained and no gain or loss was recognized as a result of the modifications.

In February 2026, in connection with the Company’s broader recapitalization and bridge financing transaction, the Company exchanged the outstanding 2025 Convertible Notes for newly issued 2026 Convertible Notes. The exchange primarily extended the maturity of the 2025 Convertible Notes while maintaining substantially similar payout structures and economic characteristics. The Company concluded that the exchange did not result in a fundamental change to the nature of the instrument and therefore accounted for the exchange as a modification. Accordingly, the existing carrying value of the 2025 Convertible Notes was retained, no extinguishment accounting was applied, and no gain or loss was recognized as a result of the modification. The Company further concluded that the 2026

Convertible Notes remained eligible for the fair value option under ASC 825 and continued to be measured at fair value. The 2026 Convertible Notes were accounted for as a continuation of the 2025 Convertible Notes. Accordingly, any fees or other amounts exchanged directly between the Company and the noteholders as part of the modification adjusted the carrying amount of the Convertible Notes and third-party costs were recognized as expense as incurred.

Although the February 2026 exchange was accounted for as a modification under ASC 470-50, the Company recognized $1,791,881 within the change in fair value of convertible notes included in non-operating expense, net in the accompanying statements of operations for the three months ended March 31, 2026. This amount reflects the difference between the fair value of the 2026 Convertible Notes immediately following the modification and the carrying value of the 2025 Convertible Notes immediately prior to the modification. Following the modification, the 2026 Convertible Notes continued to be measured at fair value under ASC 825, with subsequent changes in fair value recognized in earnings. As of March 31, 2026, the 2026 Convertible Notes had a contractual maturity date of May 31, 2026 and were therefore classified as current liabilities in the accompanying balance sheet

Warrants

The warrants issued in connection with the convertible note financings are freestanding financial instruments. The warrants are exercisable for equity securities of the Company and are classified as liabilities under ASC 480 because they are exercisable into preferred stock that contains redemption features not solely within the Company’s control. Accordingly, the warrants are recorded as liabilities at fair value upon issuance and are subsequently remeasured at fair value at each reporting date, with changes in fair value recognized in earnings.

In October 2025, the Company amended certain warrant terms, including increasing warrants associated with the outstanding convertible notes. The amendment increased the fair value of the warrant liabilities. The Company concluded that the amendment did not significantly modify the economic characteristics of the related convertible notes.

During the three months ended March 31, 2025, the Company recognized a $128,880 loss related to changes in the fair value of convertible notes and a $84,560 gain related to changes in the fair value of warrant liabilities. During the three months ended March 31, 2026, the Company recognized a $845,400 gain related to the changes in fair value of convertible notes, $1,791,881 loss on the exchange of the 2025 convertible notes for 2026 convertible notes, and $397,318 gain related to changes in the fair value of warrant liabilities. All such amounts were recorded within non-operating expense in the Company’s statements of operations and comprehensive loss.

The following table presents the aggregate unpaid principal balance of the Convertible Notes compared with their aggregate fair value as of each balance sheet date, including the excess of fair value over unpaid principal:

	March 31, 2026	December 31, 2025
Convertible notes - fair value	$10,446,729	$8,492,726
Unpaid convertible notes principal	(7,179,626)	(5,946,175)

Fair value excess over unpaid principal	$3,267,103	$2,546,551

6.	CONVERTIBLE PREFERRED STOCK

The Company has issued five series of Convertible Preferred Stock, Series A through Series E.

Reverse Stock Split

In February 2026, the Company effected a 1-for-10 reverse stock split of its common stock and preferred stock in connection with a broader recapitalization transaction (see Note 10 – Subsequent Events for further details). All share and per share amounts presented in the accompanying financial statements and related notes have been retrospectively adjusted to reflect the reverse stock split for all periods presented. The reverse stock split did not affect the par value of the Company’s common stock or preferred stock.

Rights offering, Recapitalization, and 2026 Bridge Financing

On February 17, 2026, the Company completed a recapitalization transaction in connection with a bridge financing. The transaction included (i) a 1-for-10 reverse stock split, (ii) a rights offering and issuance of senior secured convertible notes, which included approximately $1,233,451 of new financing proceeds and the exchange of previously outstanding notes, (iii) amendments to the Company’s Certificate of Incorporation, and (iv) the exchange and conversion of certain outstanding preferred stock. The convertible notes issued in connection with the bridge financing are senior secured, bear interest at 7% per annum, mature on May 31, 2026, and are convertible into equity upon the consummation of a future financing, including at a discount to the financing price or subject to a valuation cap.

In connection with the amended Certificate of Incorporation, holders of preferred stock were required to participate in the bridge financing on a specified pro rata basis in order to retain their preferred stock rights. Holders that participated exchanged their existing preferred stock for newly designated Series A-1, Series B-1, Series C-1, Series D-1 and Series E-1 Preferred Stock, while holders that did not participate were required to convert their preferred stock into common stock.

Following the reverse stock split, 2,892,378 shares of preferred stock were exchanged for 28,923,770 shares of Series 1 Preferred Stock and 7,943,633 shares of preferred stock were converted into common stock.

The Company accounted for the mandatory conversion of preferred stock held by Non-Participating Investors as a conversion of equity instruments rather than an extinguishment. The mandatory conversion occurred pursuant to the amended Certificate of Incorporation as part of the February 2026 recapitalization and did not result in the issuance of substantive new rights or incremental consideration. Accordingly, the carrying amount of the converted preferred stock of $66,094,943 was reclassified to common stock and additional paid-in capital. No gain or loss, deemed dividend, deemed capital contribution, or adjustment to accumulated deficit was recognized in connection with the conversion.

The exchange of preferred stock held by Participating Investors for Series A-1 through Series E-1 Preferred Stock was accounted for as a preferred stock modification. The Company concluded that the Rights Offering did not create a separately identifiable substantive freestanding right requiring separate accounting because investors did not have a meaningful economic choice between participation and non-participation, and the substantive economic rights of the Series 1 Preferred Stock remained substantially equivalent to those of the Prior Preferred Stock. Accordingly, no separate asset, equity instrument, deemed dividend, deemed capital contribution, or other transfer-of-value accounting was recognized in connection with the Rights Offering or the exchange of historical preferred stock for Series 1 Preferred Stock.

Prior to the February 2026 recapitalization, the Company’s outstanding preferred stock consisted of Series A through Series E Preferred Stock, which remained outstanding as of December 31, 2025. In connection with the February 2026 recapitalization, participating holders exchanged those shares for Series A-1 through Series E-1 Preferred Stock, which remained outstanding as of March 31, 2026. The issuance of Series A-1 through Series E-1 Preferred Stock occurred solely through the exchange of existing preferred stock and did not result in the receipt of additional cash proceeds or the incurrence of additional issuance costs. Accordingly, the proceeds and issuance cost information presented below relates solely to the historical Series A through Series E Preferred Stock.

The following tables summarize (i) the Convertible Preferred Stock outstanding as of March 31, 2026 and (ii) the historical Convertible Preferred Stock outstanding as of December 31, 2025, each reflecting the 1-for-10 reverse stock split effected in February 2026.

As of March 31, 2026:

Class	Year of Issuance	Liquidation Price per Share	Shares Authorized	Shares Issued and Outstanding	Total Aggregate Liquidation Value
Series A-1	2026 (Exchange)	$0.40	25,250,000	—	$—
Series B-1	2026 (Exchange)	0.80	12,500,000	—	—
Series C-1	2026 (Exchange)	1.33	35,294,203	8,030,790	10,680,951
Series D-1	2026 (Exchange)	1.33	14,143,524	5,714,250	7,599,952
Series E-1	2026 (Exchange)	1.34	21,172,590	15,178,730	20,339,498

			108,360,317	28,923,770	$38,620,400

Series A-1 and Series B-1 Preferred Stock were authorized as part of the February 2026 recapitalization, however, no shares of those series were outstanding as of March 31, 2026 as holders of the historical Series A and Series B Preferred Shares and certain holders of the Series C, Series D and Series E Preferred Shares did not participate in the bridge financing and where therefore converted to common stock.

As of December 31, 2025:

Class	Year of Issuance	Issuance Price per Share	Shares Authorized	Shares Issued and Outstanding	Total Proceeds or Exchange Value	Issuance Costs	Net Proceeds	Liquidation Price per Share
Series A	2013	$0.40	2,525,000	2,525,000	$1,010,000	$—	$1,010,000	$0.40
Series B	2015	8.00	1,250,000	1,250,000	10,000,000	—	10,000,000	8.00
Series C	2015 - 2016	13.30	3,529,420	3,529,413	46,941,193	247,480	46,693,713	13.30
Series D	2018 and 2020	13.30	2,037,245	1,414,345	18,810,789	278,573	18,532,216	13.30
Series E	2021	13.40	4,241,659	2,117,253	28,371,190	216,950	28,154,240	13.40

			13,583,324	10,836,011	$105,133,172	$743,003	$104,390,169

The powers, preferences, rights, qualifications, limitations, and restrictions of the shares of Convertible Preferred Stock are as follows. Unless otherwise noted, the following discussion summarizes the rights and preferences of the Series A-1 through Series E-1 Preferred Stock outstanding as of March 31, 2026.

Dividends

Dividends shall accrue to holders of the Convertible Preferred Stock at the rate of 8% of the original issue price for the applicable series of Convertible Preferred Stock per annum subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, reclassification and other similar events payable only when, and if, declared by the Board. The right to receive dividends on Convertible Preferred Stock are not cumulative, and therefore, if not declared in any year, the right to such dividends shall terminate and shall not carryforward into the next year. There have been no dividends declared to date.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary or a deemed liquidation event (which includes a merger, the sale of all of the Company’s assets, or a change of control) the holders of the Convertible Preferred Stock are entitled to be paid out of the assets of the Company available for distribution to stockholders, pari passu, at a liquidation price per share equal to the greater of: (1) the initial liquidation price of such Convertible Preferred Stock, plus any declared and unpaid dividends or (2) an amount that would have been payable had all the shares of the Convertible Preferred Stock been converted into the common stock. These payments will be made to or set aside prior to the holders of shares of any other class or series of capital stock that is not, by its terms, senior to the Convertible Preferred Stock.

Voting Rights

Holders of the applicable series of Convertible Preferred Stock are entitled to vote together with the holders of common stock as a single class on all matters submitted to a vote of the Company’s stockholders, except where separate class voting is required by applicable law or the Company’s Amended Certificate of Incorporation. Each share of Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which such share is then convertible.

Conversion

Each share of the applicable series of Convertible Preferred Stock is convertible, at the option of the holder, into shares of the Company’s common stock in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation, subject to customary anti-dilution adjustments for stock splits, stock dividends, recapitalizations, reclassifications and similar events.

The Convertible Preferred Stock will automatically convert into common stock upon the occurrence of specified automatic conversion events set forth in the Company’s Amended and Restated Certificate of Incorporation, including the approval of the requisite holders of the Convertible Preferred Stock or the consummation of a qualifying public offering, as applicable.

7.	EQUITY INCENTIVE PLAN

The Company’s 2013 Employee, Director, and Consultant Equity Incentive Plan as amended on October 20, 2020 (the “Plan”) was originally adopted by its Board and stockholders in April 2013. As of March 31, 2026 and 2025, a total of 10,640,440 and 4,150,000 shares, respectively, were reserved for issuance under the Plan. As of March 31, 2026 and 2025, zero and 208,333 common shares, respectively, remain available for issuance under the Plan.

On February 9, 2026, the Company created the 2026 Stock Incentive Plan (the “2026 Plan”) which was adopted by its Board and stockholders. As of March 31, 2026, a total of 6,832,554 shares, were reserved for issuance and 1,827,050 common shares remain available for issuance under the 2026 Plan.

Stock Option Activity—Each stock option grant carries varying vesting schedules, which are generally four years. Each stock option shall terminate not more than 10 years from the date of the grant.

A summary of the stock option activity is presented in the table below:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at January 1, 2025	3,348,729	$4.45	7.8	$907,571
Granted	275,000	2.90
Exercised	—	—
Forfeited	(38,890)	2.90
Expired	(40,922)	4.16

Outstanding at March 31, 2025	3,543,917	$4.35	7.8	1,116,172

Options exercisable at March 31, 2025	3,252,501	$4.47	7.7	867,650

Vested and expected to vest at March 31, 2025	3,543,917	$4.35	7.8	1,116,172

Outstanding at January 1, 2026	3,431,549	$4.32	6.3	$1,111,572
Granted	7,880,057	0.06
Exercised	—	—
Forfeited	(197,007)	2.90
Expired	(2,692,508)	4.56

Outstanding at March 31, 2026	8,422,091	$0.29	8.4	$236,402

Options exercisable at March 31, 2026	7,624,614	$0.31	8.2	$212,563

Vested and expected to vest at March 31, 2026	8,422,091	$0.29	7.8	$236,402

The weighted-average grant date fair value of stock options granted during the three months ended March 31, 2026 and 2025, were $0.06 and $2.78, respectively. The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had an exercise price lower than the fair value of the Company’s common stock.

The Company utilized the Black-Scholes option-pricing model for determining the estimated fair value of options. The Black-Scholes option-pricing model requires the use of subjective assumptions. The assumptions used to value stock option grants for the three months ended March 31, 2026, were as follows:

March 31, 2026
Fair value of common stock	$0.09
Risk-free interest rate	3.80% - 3.90%
Expected dividend yield	—
Weighted-average expected term	5.1 years
Expected volatility	75%

Risk-Free Interest Rate—The risk-free interest rate for periods within the expected term of the awards is based on the US Treasury yield curve in effect at the time of the grant.

Expected Dividend Yield—The Company has never declared or paid any cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Expected Term—The Company calculates the expected term using the “simplified” method, which is the simple average of the vesting period and the contractual term. The simplified method is applied as the Company does not have sufficient historical data to provide a reasonable basis for an estimate of the expected term.

Expected Volatility—As the Company has been privately held since inception, there is no specific historical or implied volatility information available. Accordingly, the Company estimates the expected volatility on the historical stock volatility of a group of similar companies that are publicly traded over a period equivalent to the expected term of the stock option awards.

Exercise Price—The exercise price is taken directly from the grant notice issued to employees and nonemployees.

The Company’s stock-based compensation expense is allocated to the following operating expense categories on the statements of operations and comprehensive loss for the quarters ended March 31, 2026 and 2025, as follows:

	March 31, 2026	March 31, 2025
Research and development	$225,891	$27,220
General and administrative	253,525	15,201

Total stock-based compensation expense	$479,416	$42,421

No related tax benefits of the stock-based compensation expense have been recognized, and no related tax benefits have been realized from the exercise of stock options due to the Company’s net operating loss carryforwards.

Total unrecognized stock-based compensation expense as of March 31, 2026 and 2025, was $587,402 and $763,411, respectively, which will be recognized over the remaining weighted-average vesting period of 3.07 years and 3.62 years, respectively.

8.	INCOME TAXES

There were no income taxes recorded for the three months ended March 31, 2026 or March 31, 2025 and, therefore, the Company’s effective income tax rate was 0.0% for the three months ended March 31, 2026 and March 31, 2025. The effective income tax rate for the three months ended March 31, 2026 and 2025 differed from the 21% federal statutory rate primarily due to the valuation allowance maintained against the Company’s net deferred tax assets.

9.	COMMITMENTS AND CONTINGENCIES

Commitments

The Company sponsors a 401(k) defined contribution plan covering all eligible US employees. Contributions to the 401(k) plan are discretionary. The Company did not make any matching contributions to the 401(k) plan for the quarters ended March 31, 2026 and 2025.

Contingencies

The Company does not have any outstanding or ongoing litigation and legal matters.

10.	SUBSEQUENT EVENTS

In connection with the preparation of the financial statements, the Company evaluated events subsequent to the balance sheet date of March 31, 2026 through July 29, 2026, the date the financial statements were available for issuance.

In April 2026, the Company issued an additional $10,000,000 of senior secured convertible promissory notes. The additional notes were issued on substantially the same terms as the notes issued in February 2026.

In May 2026, the Company amended the existing 2026 Plan to increase the shares of common stock reserved for issuance from 6,832,554 shares to 35,000,000 shares.

The Board of Directors authorized the grant of options to purchase a total of 29,553,780 shares of common stock to management, employees and select consultants and advisors at a weighted average exercise price of $0.58 per share on May 12, 2026.

Merger Agreement

On May 17, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Quince Therapeutics, Inc. (“Quince”), Phoenix Merger Sub I, Inc., Phoenix Merger Sub II, LLC and Orphai Holdings Therapeutics, Inc., pursuant to which the Company was acquired by Quince. Under the terms of the Merger Agreement, Merger Sub I merged with and into Orphai Holdings Therapeutics, Inc., with Orphai Holdings Therapeutics, Inc. surviving as a wholly owned subsidiary of Quince, followed immediately by the merger of Orphai Holdings Therapeutics, Inc. with and into Merger Sub II, pursuant to which Merger Sub II was the surviving entity.

Pursuant to the Merger Agreement, holders of Orphai equity securities received an aggregate of 3,258,517 shares of Quince common stock and 67,101.2355 shares of Quince Series C Non-Voting Convertible Preferred Stock, subject to the terms and conditions set forth in the Merger Agreement. Outstanding Company options and warrants were assumed or exchanged for corresponding Quince equity instruments, and the Company’s outstanding convertible notes converted into equity immediately prior to the effective time of the merger in accordance with their terms.

In connection with the execution of the Merger Agreement, Quince entered into securities purchase agreements with certain investors providing for a private placement financing which generated gross proceeds of $115,000,000 through the issuance of Quince Series C Convertible Preferred Stock and related warrants, subject to the satisfaction of customary closing conditions.

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